As filed with the Securities and Exchange Commission on December 10, 2002
Registration No. 333-101283

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

J. C. PENNEY CORPORATION, INC.
(Exact name of Registrant as specified in its charter)

Delaware	5311	13-5583779
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

J. C. PENNEY COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	26-0037077
(State of Incorporation)	(I.R.S. Employer Identification No.)
C. R. Lotter, Esq.
Executive Vice President, Secretary and General Counsel
6501 Legacy Drive
Plano, Texas 75024-3698
Telephone: (972) 431-1000
Facsimile: (972) 431-1133
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

J. C. PENNEY CORPORATION, INC.
J. C. PENNEY COMPANY, INC.
6501 Legacy Drive Plano, Texas 75024-3698
Telephone: (972) 431-1000
Facsimile: (972) 431-1133
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Christopher C. Paci, Esq.
SHEARMAN & STERLING
599 Lexington Avenue
New York, New York 10022
Telephone: (212) 848-4000
Facsimile: (646) 848-8515

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

9.000% Notes Due 2012	$230,203,000	100	%(3)	$230,203,000	$21,179

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act.
(2)	Calculated based upon the market value of the securities to be received by the registrants in accordance with Rule 457(f)(2) of the Securities Act.
(3)	Exclusive of accrued interest, if any.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

JCPenney
J. C. Penney Corporation, Inc.

Offer to Exchange $230,203,000 of Its
9.000% Notes Due 2012
(of which J. C. PENNEY COMPANY, INC. is Co-obligor)
for $230,203,000 of Its Outstanding
9.000% Notes Due 2012
(of which J. C. PENNEY COMPANY, INC. is Co-obligor)

This exchange offer will expire at 5:00 p.m.,
New York City time, on January 17, 2003, unless extended.

.
We are offering to exchange $230,203,000 aggregate principal amount of notes due August 1, 2012, registered under the Securities Act of 1933, as amended (the “Securities Act”) (referred to in this prospectus as “registered notes”), for $230,203,000 aggregate principal amount of outstanding 9.000% notes due August 1, 2012 issued in a private offering on July 26 and August 9, 2002 (referred to in this prospectus as “outstanding 9.000% notes”). The registered notes will mature on August 1, 2012.

.
The terms of the registered notes will be substantially identical to the outstanding 9.000% notes, except that the registered notes will be registered under the Securities Act and will not be subject to transfer restrictions or registration rights. The outstanding 9.000% notes were issued in a private placement exemption from registration under the Securities Act.

.	We will pay interest on the registered notes semi-annually on each February 1 and August 1, commencing on February 1, 2003.

.
Subject to the terms of this exchange offer, we will exchange the registered notes for all outstanding 9.000% notes that are validly tendered and not withdrawn prior to 5:00 PM, New York City time, on January 17, 2003, the date of the expiration of this exchange offer.

.
The exchange of outstanding 9.000% notes for registered notes pursuant to this exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

.	We will not receive any proceeds from this exchange offer.

SEE “ RISK FACTORS” BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGISTERED NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Each broker-dealer that receives registered notes for its own account in exchange for outstanding 9.000% notes, where those outstanding 9.000% notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution” in this prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is December 10, 2002.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the registered notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospectus may have changed since that date.

This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of outstanding 9.000% notes in any jurisdiction in which this exchange offer or the acceptance of this exchange offer would violate the securities or blue sky laws of that jurisdiction.

Unless the context otherwise requires, as used in this prospectus:

•	the terms “JCPenney,” “our,” or “we” refer to the combined entities of J. C. Penney Corporation, Inc., its parent (J. C. Penney Company, Inc.) and its subsidiaries;
•	the term “outstanding 9.000% notes” refers to the 9.000% notes due 2012 that we issued in a private offering on July 26, 2002 and August 9, 2002;
•	the term “registered notes” refers to the 9.000% notes due 2012 that we registered under the Securities Act and that we are offering in exchange for the outstanding 9.000% notes; and
•	the term “outstanding 9.000% notes” refers to the outstanding 9.000% notes and the registered notes, collectively.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available on the Internet at the SEC’s EDGAR website at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference rooms at the following address:

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC and which is not included in or delivered with this prospectus. This means that we can disclose important information to you by referring you to information and documents that we have filed with the SEC. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the corresponding information contained in this prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC:

J. C. Penney Company, Inc. (our parent company)

•	Its annual report on Form 10-K for the fiscal year ended January 26, 2002;
•	Its 2002 proxy statement filed on April 9, 2002;
•	Its quarterly reports on Form 10-Q for the quarters ended April 27, 2002, July 27, 2002, and October 26, 2002; and
•	Its current reports on Form 8-K dated May 31, 2002, June 26, 2002, June 26, 2002, July 10, 2002, July 11, 2002, July 25, 2002, August 9, 2002, August 13, 2002 and September 6, 2002.

    i

J.	C. Penney Funding Corporation

•	Its annual report on Form 10-K for the fiscal year ended January 26, 2002;
•	Its quarterly reports on Form 10-Q for the quarters ended April 27, 2002, July 27, 2002 and October 26, 2002; and
•	Its current reports on Form 8-K dated September 6, 2002.

We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the following address and telephone number:

J. C. Penney Corporation, Inc.
P. O. Box 10001
Dallas, Texas 75301
Telephone: (972) 431-2207
Attention: Investor Relations

If you would like to request documents, please do so by no later than January 15, 2003 in order to receive the documents before this exchange offer expires on January 17, 2003.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Summary,” and the documents incorporated herein by reference contain forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed above in “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “ plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined above in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

We also used other factors and assumptions not identified above in deriving the forward-looking statements. Our failure to realize these other assumptions or the impact of the other factors may also cause actual results to differ materially from those projected.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. You are cautioned not to rely on the forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and financial statements and notes to these statements contained or incorporated by reference in this prospectus, to understand fully the terms of the registered notes, the exchange offer and our company.

Company Overview

JCPenney was founded by James Cash Penney in 1902 and has grown to be a major retailer, operating approximately 1,061 JCPenney department stores in all 50 states, Puerto Rico and Mexico. In addition, we operate approximately 54 Renner department stores in Brazil. The major portion of our business consists of providing merchandise and services to customers through department stores, catalog departments and the Internet. The catalog and Internet business processes about 30 million customer orders annually. We market predominantly family apparel, jewelry, shoes, accessories and home furnishings.

In addition, through our subsidiary Eckerd Corporation, we operate a chain of approximately 2,656 drugstores located throughout the Southeast, Sunbelt, and Northeast regions of the United States. Eckerd drugstores sell prescription drugs as well as general merchandise items such as over-the-counter drugs, beauty products, photo processing services, greeting cards and convenience food. We have developed a business plan designed to rebuild our Eckerd drugstore business, which establishes 2003 financial targets for Eckerd. These financial targets anticipate growth in sales volume in 2003 approaching $16.5 billion and EBIT, calculated on a first-in, first out basis, reaching 4 to 4.5 percent of sales; the plan envisions improvements in both gross margin and selling, general and administrative expenses to more competitive levels. Reaching these targets, Eckerd would generate EBITDA of approximately $1 billion for the period. Financial analysts currently value drugstore companies based on, among other things, multiples of EBITDA. Using this methodology, we believe Eckerd’s gross enterprise value or equity value plus debt could approximate $8 billion to $11 billion in 2003, if the targets are achieved.

On January 27, 2002, J. C. Penney Company, Inc. was reorganized into a holding company structure. As part of this restructuring, the former J. C. Penney Company, Inc. changed its name to “J. C. Penney Corporation, Inc.” and became a wholly-owned subsidiary of a newly formed affiliated holding company. The new holding company assumed the name “J. C. Penney Company, Inc.,” and is referred to in this prospectus as the “Co-Obligor.” J. C. Penney Corporation, Inc. is referred to in this prospectus as the “Issuer.” Shares of common and preferred stock of the Issuer outstanding as of January 27, 2002 were automatically converted into the identical number and type of shares of common and preferred stock of the Co-Obligor. Shares of common stock of 50¢ par value of the Co-Obligor remain publicly traded under the same symbol (JCP) on the New York Stock Exchange.

The Co-Obligor is a co-obligor on the outstanding 9.000% notes as well as the registered notes being offered in exchange for the outstanding 9.000% notes and, along with the Issuer, is liable for the payment of principal, premium (if any) and interest thereon. The Issuer is a wholly-owned subsidiary of the Co-Obligor. The Co-Obligor is a holding company that derives its operating income and cash flow from the Issuer. The Co-Obligor is the sole stockholder of the Issuer and the Issuer is the Co-Obligor’s sole significant asset and only direct subsidiary. The Co-Obligor is also the co-obligor or guarantor, as the case may be, on all other outstanding debt of the Issuer which has been registered with the Securities and Exchange Commission, referred to in this prospectus as the “SEC.” The Co-Obligor and its consolidated subsidiaries, including the Issuer, are collectively referred to in this prospectus as “we,” “us,” “our,” “JCPenney” or the “Company,” unless indicated otherwise.

Our principal offices are located at 6501 Legacy Drive, Plano, Texas 75024-3698. Our telephone number is (972) 431-1000. We maintain a web site on the Internet at www.jcpenney.net. Our web site, and the information contained on it, are not to be considered part of this prospectus.

Recent Developments

Our total retail sales were $2,817 million for the four weeks ended November 23, 2002 compared to $2,776 million for the four weeks ended November 24, 2001, or a 1.5% increase. The Company’s 2002 November period did not include sales for Thanksgiving week, which falls in December this year. Thanksgiving was included in the comparable November 2001 period. The Thanksgiving calendar shift negatively affected department store sales while positively impacting both drugstore and catalog November sales. The following is a preliminary sales summary.

	Four weeks ended		% Increase/(Decrease)
	Nov. 24, 2001	Nov. 23, 2002	All Stores	Comparable stores
	$ in millions
Department stores	$1,421	$1,415	(0.4)	0.0
Eckerd drugstores	1,060	1,137	7.3	6.7
Catalog	295	265	(10.2)

Total Company	$2,776	$2,817	1.5

Summary Consolidated Financial and Other Data

Please read the summary consolidated financial and other data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and notes, all incorporated herein by reference. Our fiscal year comprises 52 or 53 weeks, ending on the last Saturday in January. As used in this section, “fiscal year 1999” represents the 52 weeks ended January 29, 2000, “fiscal year 2000” represents the 52 weeks ended January 27, 2001 and “fiscal year 2001” represents the 52 weeks ended January 26, 2002. The following table sets forth historical summary data for fiscal years 1999 through 2001 and the 39 weeks ended October 27, 2001 and October 26, 2002. These data, other than that for the 39 weeks ended October 27, 2001 and October 26, 2002, have been derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors, and are incorporated herein by reference. The data for the 39 weeks ended October 27, 2001 and October 26, 2002 are derived from our unaudited consolidated financial statements, which are incorporated herein by reference. Our historical operating results are not necessarily indicative of our operating results for any future period.

	Fiscal Year			39 Weeks Ended(1)
	1999	2000	2001	Oct. 27, 2001	Oct. 26, 2002
				(unaudited)
	(dollars in millions, except per share and other operating data)
Statement of Operations Data:
Department stores and catalog sales	$19,316	$18,758	$18,157	$12,277	$11,939
Eckerd drugstore sales	12,427	13,088	13,847	10,185	10,859

Total retail sales	31,743	31,846	32,004	22,462	22,798
Department stores and catalog operating profit	670	254	548	292	349
Eckerd drugstores operating profit/(loss)	183	(76)	208	122	252

Total segment operating profit (2)	853	178	756	414	601
Restructuring and other, net	169	488	21	14	—
Income/(loss) from continuing operations	174	(568)	114	19	169
Income from discontinued operations, net of tax	162	159	—	—	—
Gain/(loss) on sale of discontinued operations, net of tax	—	(296)	(16)	(16)	34
Net income/(loss)	336	(705)	98	3	203

Per Share Data:
Income/(loss) from continuing operations	$174	$(568)	$114	$19	$169
Less: preferred stock dividends, net of tax	36	33	29	22	20

Earnings/(loss) from continuing operations available to common stockholders	138	(601)	85	(3)	149
Income/ (loss) from continuing operations for diluted EPS calculation	138	(601)	85	(3)	149
Net income/(loss) available to common stockholders	300	(738)	69	(19)	183
Net income/(loss) for diluted EPS calculation	300	(738)	69	(19)	183
Diluted income/(loss) from continuing operations per share	$0.54	$(2.29)	$0.32	$(0.01)	$0.55
Diluted net income/(loss) per share	$1.16	$(2.81)	$0.26	$(0.07)	$0.68

Other Operating Data:
Comparable store sales(3) increase/(decrease)
Department stores	(1.1)%	(2.4)%	3.3%	2.9%	3.0%
Eckerd pharmacy	15.6%	14.0%	11.7%	12.6%	7.3%
Eckerd drugstores total	10.7%	8.5%	7.8%	8.6%	6.2%
Number of stores (at period end)
Department stores	1,178	1,160	1,129	1,129	1,115
Eckerd drugstores	2,898	2,640	2,641	2,636	2,656

	Fiscal Year						39 Weeks Ended(1)
	1999		2000		2001		Oct. 27, 2001		Oct. 26, 2002
							(unaudited)
	(dollars in millions, except per share and other operating data)
Balance Sheet Data:
Cash and short-term investments	$1,155		$944		$2,840		$1,791		$1,748
Working capital	3,902		3,022		4,178		4,001		4,387
Total assets(4)	20,908		19,742		18,048		18,402		17,860
Long-term debt	5,844		5,448		5,179		5,193		5,169
Stockholders’ equity	7,228		6,259		6,129		6,063		6,218

Other Financial Data:
Capital expenditures	$722		$678		$631		$497		$451
Cash dividends per common share	1.92		0.83		0.50		0.38		0.38
Ratio of earnings to fixed charges	1.29	x	—	(5)	1.27	x	1.10	x	1.82	x

Segment EBITDA before the Effects of Non-Comparable Items(6)

Department Stores and Catalog
Segment operating profit (earnings before interest, credit operations and taxes)	$670		$254		$548		$292		$349
Depreciation and amortization	386		360		370		282		276
Non-comparable items(7)	20	(8)	92	(9)	—		––		––
Credit operating results	313		—		—		—		—

Department Stores and Catalog EBITDA before the effects of non-comparable items	$1,389		$706		$918		$574		$625

Eckerd Drugstores
Segment operating profit/(loss) (earnings before interest and taxes)	$183		$(76)		$208		$122		$252
Depreciation and amortization	193		213		226		167		185
Non-comparable items(7)	119	(10)	116	(11)	(6	)(12)	(6	)(12)	—

Eckerd Drugstores EBITDA before the effects of non-comparable items	$495		$253		$428		$283		$437

Total Segments
Segment operating profit (earnings before interest, credit operations and taxes)	$853		$178		$756		$414		$601
Depreciation and amortization	579		573		596		449		461
Non-comparable items(7)	139		208		(6)		(6)		––
Credit operating results	313		—		—		—		—

Total Segment EBITDA before the effects of non-comparable items	$1,884		$959		$1,346		$857		$1,062

	Fiscal Year						39 Weeks Ended(1)
	1999		2000		2001		Oct. 27, 2001		Oct. 26, 2002
							(unaudited)
	(dollars in millions)
Reconciliation of Income/(Loss) from Continuing Operations to Total Segment EBITDA before the Effects of Non-Comparable Items(6)
Income/(loss) from continuing operations	$174		$(568)		$114		$19		$169
Add back:
Income taxes	104		(318)		89		14		97
Restructuring and other, net	169		488		21		14		—
Acquisition amortization(13)	125		122		121		73		25
Net interest expense (excluding credit operations)	607		427		386		285		291
Other unallocated	(13)		27		25		9		19
Segment depreciation and amortization	579		573		596		449		461
Segment non-comparable items(7)	139	(8),(10)	208	(9),(11)	(6	)(12)	(6	)(12)	—

Total Segment EBITDA before the effects of non-comparable items	$1,884		$959		$1,346		$857		$1,062

(1)
The Company’s business depends to a great extent on the last quarter of the year. Historically, sales for that period have averaged approximately one-third of annual sales. Accordingly, the results of operations for the 39 weeks ended October 26, 2002 are not necessarily indicative of results for the entire year.

(2)
Department Stores and Catalog segment results for 1999 and 2000 include certain non-comparable items, which are explained in the Co-Obligor’s Annual Report on Form 10-K for the fiscal year ended January 26, 2002 (“2001 10-K”). Eckerd Drugstores results for 1999, 2000 and 2001 also include certain non-comparable items, which are explained in the Co-Obligor’s 2001 10-K.

(3)
Department store comparable store sales include the sales of stores after having been opened for 12 consecutive months. Stores become comparable on the first day of the 13th month. Eckerd comparable store sales include the sales of stores after having been opened for at least one full year and include all sales of relocated stores.

(4)	Includes assets of discontinued operations (in millions) of $2,847, $3,027 and $0 at year-end 1999, 2000 and 2001, respectively, and $0 at both October 27, 2001 and October 26, 2002.
(5)	Income from continuing operations was not sufficient to cover fixed charges by $887 million for fiscal 2000.
(6)
“EBITDA before the effects of non-comparable items” includes segment operating profit before depreciation and amortization and non-comparable items, and includes credit operating results for 1999. EBITDA is provided as an alternative assessment of operating performance. It is not intended to be a substitute for measurements under U.S. generally accepted accounting principles, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. Calculations of EBITDA may vary for other companies.

(7)
The Company considers non-comparable items to be significant charges or credits that occur infrequently and any related subsequent adjustments that are not reflective of normal operating performance. Examples of non-comparable items would include significant real estate transactions which are not part of the Company’s core business, costs related to centralizing merchandising and other processes and costs related to significant acquisitions.

(8)	Charge related to the Company’s adoption of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition.”
(9)	Charges related to incremental markdowns in department stores.
(10)	Charges related to inventory adjustments and incremental integration costs.
(11)	Net charges consisted of inventory adjustments including incremental markdowns, incremental integration and other costs.
(12)	A net credit related principally to a curtailment gain associated with the replacement of certain pension benefits.
(13)
Effective January 27, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. Upon adoption, the Company ceased amortization of goodwill and indefinite-lived intangible assets, primarily the Eckerd trade name. If SFAS No. 142 had been in effect for all periods presented, the adjusted net income/(loss) excluding this amortization expense would have been (in millions): $405, $(633) and $170 for 1999, 2000 and 2001, respectively. In addition, basic net income/(loss) per share would have been $1.42, $(2.54) and $0.54 and net income/(loss) per share on a diluted basis would have been $1.42, $(2.54) and $0.53 for 1999, 2000 and 2001, respectively. Amortization expense related to indefinite-lived intangible assets other than goodwill was $9 million in 1999, 2000 and 2001.

This Exchange Offer

Registration Rights
On July 26, 2002 and August 9, 2002, we issued a total of $230,203,000 of our outstanding 9.000% notes due 2012 in a private offering. In connection with this private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding 9.000% notes. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding 9.000% notes.

The Exchange Offer
We are offering to exchange $1,000 principal amount of our registered notes due August 1, 2012, for each $1,000 principal amount of our outstanding 9.000% notes due August 1, 2012. Currently, there is $230,203,000 in principal amount of outstanding 9.000% notes.

The terms of the registered notes are identical in all material respects to the terms of the outstanding 9.000% notes, except that the registered notes are registered under the Securities Act and are not subject to transfer restrictions or registration rights. The registered notes will evidence the same debt as the outstanding 9.000% notes, and the registered notes will be governed by the same indenture.

Outstanding 9.000% notes may be exchanged only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Registered notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Subject to the terms of this exchange offer, we will exchange registered notes for all of the outstanding 9.000% notes that are validly tendered and not withdrawn prior to the expiration of this exchange offer. The registered notes issued in exchange for corresponding outstanding 9.000% notes in this exchange offer will be delivered promptly following the expiration date.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on January 17, 2003, unless we extend it.

Withdrawal of Tenders	You may withdraw the surrender of your outstanding 9.000% notes at any time prior to 5:00 PM, New York City time on the expiration date.

U.S. Federal Income Taxation	The exchange of outstanding 9.000% notes for registered notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes.

Conditions to this Exchange Offer
We will not be required to accept outstanding 9.000% notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding 9.000% notes being tendered. Please read “This Exchange Offer—Conditions to this Exchange Offer; Waivers” for more information regarding the conditions to the exchange offer.

If you are a holder of an outstanding note and you wish to tender your outstanding note for exchange pursuant to this exchange offer, you must transmit to Mellon Investor Services LLC, the exchange agent, on or prior to 5:00 PM New York City time on the expiration date, a letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the outstanding 9.000% notes you wish to exchange and any other required documentation, to Mellon Investor Services LLC.

Procedures for Tendering
If you wish to accept this exchange offer and your outstanding 9.000% notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct such custodial entity to tender your outstanding 9.000% notes on your behalf pursuant to the procedures of the custodial entity. If your outstanding 9.000% notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding 9.000% notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, or DTC, must tender outstanding 9.000% notes through DTC’s Automated Tender Offer Program, or ATOP, which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP.

By tendering your outstanding 9.000% notes in either of these manners, you will represent and agree with us that:

•	you are acquiring the registered notes in the ordinary course of your business for investment purposes;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the registered notes (within the meaning of the Securities Act);

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the registered notes; and

•	you are not an affiliate of JCPenney within the meaning of Rule 405 under the Securities Act.

See “This Exchange Offer—Effect of Surrendering Outstanding 9.000% Notes.”

If you are a broker-dealer receiving registered notes for your own account in exchange for outstanding 9.000% notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these registered notes.

Guaranteed Delivery Procedures
If you wish to tender your outstanding 9.000% notes and cannot comply with the applicable procedures under the automated tender offer program of DTC prior to expiration date, you must tender your outstanding 9.000% notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures For Outstanding 9.000% Notes.”

Resale of Registered Notes
We believe that you can resell and transfer your registered notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear under “This Exchange Offer—Effect of Surrendering Outstanding 9.000% Notes.” Our belief is based on interpretations expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the necessary representations, and you transfer any registered note issued to you in this exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We are not indemnifying you for any liability that you may incur under the Securities Act. A broker-dealer can only resell or transfer registered notes if it delivers a prospectus in connection with the resale or transfer.

Consequences of Failure to Exchange
Outstanding 9.000% notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration of such outstanding 9.000% notes under the Securities Act. For a description of the consequences of a failure to exchange the outstanding 9.000% notes, see “Risk Factors.”

Exchange Agent/Depositary	Mellon Investor Services LLC is the exchange agent for this exchange offer. The address and telephone number of the exchange agent is:

Mellon Investor Services LLC
Reorganization Dept.
85 Challenger Road
Ridgefield, NJ 07660
Telephone: (201) 296-4000
Facsimile (Eligible Institutions): (201) 296-4293
Confirmation: (201) 296-4860

Information Agent	Mellon Investor Services LLC
44 Wall Street, 7th Floor
New York, NY 10005
Banks/Brokers: (917) 320-6286
Toll free (877) 215-4706

Summary of the Registered Notes

Issuer	J. C. Penney Corporation, Inc.

Co-Obligor	J. C. Penney Company, Inc.

Securities Offered	$230,203,000 aggregate principal amount of 9.000% notes due 2012.

Maturity Date of the Registered Notes	August 1, 2012.

Interest	Interest on the registered notes will be payable semi-annually on each February 1 and August 1, commencing February 1, 2003.

Ranking
The registered notes will be general, unsecured obligations of the Issuer and the Co-Obligor. The registered notes will rank equally in right of payment with all of the Issuer’s and Co-Obligor’s other senior unsecured and unsubordinated obligations. The registered notes will effectively rank junior to any of the Issuer’s senior secured indebtedness to the extent of any assets securing such senior indebtedness. The registered notes will also be structurally subordinated to guarantees by our material subsidiaries, other than our drugstore subsidiaries, of any indebtedness we incur under our senior credit facility. See “Risk Factors” and “Description of the Registered Notes—General.”

Restrictive Covenants	The indenture governing the registered notes will contain covenants that will, among other things, limit our ability to:

•	issue, assume or guarantee indebtedness secured by a lien upon certain assets or permit certain of our subsidiaries to do so;
•	engage, or permit certain of our subsidiaries to engage, in specified sale-leaseback transactions; and
•	enter into specified mergers or consolidations or dispose of certain assets.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the registered notes, see “Description of the Registered Notes—Events of Default.”

Governing Law	The registered notes will be, and the governing indenture is, governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association

Book-Entry Depository	The Depository Trust Company

Transfer and Paying Agent	JPMorgan Chase Bank

Risk Factors

You should read the section entitled “Risk Factors,” beginning on page 12 of this prospectus, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks associated with tendering your outstanding 9.000% notes in this exchange offer and receiving registered notes.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Please read the selected consolidated financial and other data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and notes, all incorporated herein by reference. Our fiscal year is comprised of 52 or 53 weeks, ending on the last Saturday in January. As used in this section “fiscal 1997” represents the 53 weeks ended January 31, 1998, “fiscal 1998” represents the 52 weeks ended January 30, 1999, “fiscal 1999” represents the 52 weeks ended January 29, 2000, “fiscal 2000” represents the 52 weeks ended January 27, 2001 and “fiscal 2001” represents the 52 weeks ended January 26, 2002. The following table sets forth historical summary data for the fiscal years 1997 through 2001 and the 39 weeks ended October 27, 2001 and October 26, 2002. This data, other than the 39 weeks ended October 27, 2001 and October 26, 2002, has been derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors, and are incorporated herein by reference. The selected consolidated data for the 39 week periods ended October 27, 2001 and October 26, 2002 are derived from our unaudited consolidated financial statements which are incorporated herein by reference. Our historical operating results are not necessarily indicative of our future operating results.

	Fiscal Year					39 Weeks Ended(1)
	1997	1998	1999	2000	2001	Oct. 27, 2001	Oct 26, 2002
	(amounts in millions, except per share and other operating data)					(unaudited)
Statement of Operations Data:
Department stores and catalog sales	$20,133	$19,436	$19,316	$18,758	$18,157	$12,277	$11,939
Eckerd drugstore sales	9,663	10,325	12,427	13,088	13,847	10,185	10,859

Total retail sales	29,796	29,761	31,743	31,846	32,004	22,462	22,798
Cost of goods sold	20,361	20,621	22,286	23,031	22,789	15,908	15,908
Gross margin	9,435	9,140	9,457	8,815	9,215	6,554	6,890
Selling, general and administrative expenses	7,813	7,966	8,604	8,637	8,459	6,140	6,289

Total segment operating profit(2)	1,622	1,174	853	178	756	414	601
Other unallocated	(18)	(18)	(13)	27	25	9	19
Net interest expense and credit operations	454	387	294	427	386	285	291
Acquisition amortization(3)	117	112	125	122	121	73	25
Restructuring and other, net	379	(22)	169	488	21	14	—

Income/(loss) from continuing operations before income taxes	690	715	278	(886)	203	33	266
Provision/(benefit) for income taxes	277	277	104	(318)	89	14	97

Income/(loss) from continuing operations	413	438	174	(568)	114	19	169
Less: preferred stock dividends, net of tax	40	38	36	33	29	22	20

Earnings/(loss) from continuing operations available to common stockholders	$373	$400	$138	$(601)	$85	$(3)	$149
Earnings/(loss) from continuing operations for diluted EPS calculation	$373	$400	$138	$(601)	$85	$(3)	$149
Net income/(loss) applicable to common stockholders(4)	$526	$556	$300	$(738)	$69	$(19)	$183
Net income/(loss) for diluted EPS calculation(4)	$526	$556	$300	$(738)	$69	$(19)	$183
Per Share Data:
Income/(loss) from continuing operations
Basic	$1.51	$1.58	$0.54	$(2.29)	$0.32	$(0.01)	$0.56
Diluted	$1.49	$1.58	$0.54	$(2.29)	$0.32	$(0.01)	$0.55
Net income/(loss)
Basic	$2.13	$2.20	$1.16	$(2.81)	$0.26	$(0.07)	$0.68
Diluted	$2.10	$2.19	$1.16	$(2.81)	$0.26	$(0.07)	$0.68
Weighted average common shares
Basic	247.4	252.8	259.4	261.8	263.4	263.2	267.2
Diluted	250.0	254.0	259.4	261.8	267.0	263.2	269.7

	Fiscal Year					39 Weeks Ended(1)
	1997	1998	1999	2000	2001	Oct. 27, 2001	Oct. 26, 2002
	(amounts in millions, except per share and other operating data)					(unaudited)
Other Operating Data:
Comparable store sales(5) increase/ (decrease)
Department stores	(0.3)%	(1.9)%	(1.1)%	(2.4)%	3.3%	2.9%	3.0%
Eckerd pharmacy	12.5%	15.0%	15.6%	14.0%	11.7%	12.6%	7.3%
Eckerd drugstores total	7.4%	9.2%	10.7%	8.5%	7.8%	8.6%	6.2%
Number of stores (at period end)
Department stores	1,203	1,169	1,178	1,160	1,129	1,129	1,115
Eckerd drugstores	2,778	2,756	2,898	2,640	2,641	2,636	2,656
Balance Sheet Data:
Cash and short-term investments	$227	$49	$1,155	$944	$2,840	$1,791	$1,748
Working capital	5,274	5,022	3,902	3,022	4,178	4,001	4,387
Total assets(6)	23,405	23,605	20,908	19,742	18,048	18,402	17,860
Long-term debt	6,986	7,143	5,844	5,448	5,179	5,193	5,169
Stockholders’ equity	7,290	7,102	7,228	6,259	6,129	6,063	6,218
Other Financial Data:
Capital expenditures	$846	$800	$722	$678	$631	$497	$451
Cash dividends per common share	2.14	2.18	1.92	0.83	0.50	0.38	0.38

(1)
The Company’s business depends to a great extent on the last quarter of the year. Historically, sales for that period have averaged approximately one-third of annual sales. Accordingly, the results of operations for the 39 weeks ended October 26, 2002 are not necessarily indicative of the results for the entire year.

(2)
Department stores and catalog segment results for 1999 and 2000 include certain non-comparable items, which are explained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2001 (“2000 10-K”). In addition, Eckerd drugstores results for all periods shown prior to 2002 include certain non-comparable items, which are explained in the Company’s Quarterly Report on Form 10-Q for the 13 and 26 weeks ended July 27, 2002, the 2000 10-K and the 2001 Annual Report on Form 10-K.

(3)
Effective January 27, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. Upon adoption, the Company ceased amortization of goodwill and indefinite-lived intangible assets, primarily the Eckerd trade name. If SFAS No. 142 had been in effect for all periods presented, the adjusted net income/(loss) excluding this amortization expense would have been (in millions): $626, $660, $405, $(633) and $170 for 1997, 1998, 1999, 2000 and 2001, respectively. In addition, basic net income/(loss) per share would have been $2.37, $2.46, $1.42, $(2.54) and $0.54 and net income/(loss) per share on a diluted basis would have been $2.34, $2.45, $1.42, $(2.54) and $0.53 for 1997, 1998, 1999, 2000 and 2001, respectively. Amortization expense related to indefinite-lived intangible assets other than goodwill was $9 million in 1997, 1998, 1999, 2000 and 2001.

(4)
Includes income from discontinued operations, net of tax (in millions) of $153, $156, $162, $159 and $0 for 1997, 1998, 1999, 2000 and 2001, respectively, and $0 for the 39 weeks ended both October 27, 2001 and October 26, 2002. Also includes a gain/(loss) on the sale of discontinued operations, net of tax (in millions) of $0, $0, $0, $(296), and $(16) for 1997, 1998, 1999, 2000 and 2001, respectively and $(16) and $34 for the 39 weeks ended October 27, 2001 and October 26, 2002 respectively.

(5)
Department store comparable sales include the sales of stores after having been opened for 12 consecutive months. Stores become comparable on the first day of the 13th month. Eckerd comparable store sales include the sales of stores after having been opened for at least one full year and include all sales of relocated stores.

(6)
Includes assets of discontinued operations (in millions) of $2,323; $2,737; $2,847; $3,027 and $0 at year-end 1997, 1998, 1999, 2000 and 2001, respectively, and $0 at both October 27, 2001 and October 26, 2002.

RISK FACTORS

Before you tender your outstanding 9.000% notes, you should be aware that there are various risks involved in an investment in registered notes, including those we describe below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to tender your outstanding 9.000% notes in this exchange offer.

Risks Relating To The Registered Notes

The registered notes will be effectively subordinated to indebtedness under our credit facility to the extent of the value of the collateral by which that indebtedness is secured and structurally subordinated to guarantees of those obligations by certain of our subsidiaries.

The registered notes will be senior unsecured obligations and will rank pari passu in right of payment with all other existing and future senior unsecured obligations of the Issuer. On May 31, 2002, we replaced our expiring revolving credit and letter of credit facilities with a new $1.5 billion senior secured credit facility. The obligations under this credit facility are guaranteed by J. C. Penney Company, Inc. and our material subsidiaries, other than our drug store subsidiaries, and secured by a security interest on all of the domestic non-consignment department store and catalog inventory of J. C. Penney Corporation, Inc. Accordingly, the registered notes will be effectively subordinated to all such secured indebtedness to the extent of the value of such collateral, and structurally subordinated to the guarantees of that indebtedness by such subsidiaries. Upon an event of default under the credit facility, the lenders could elect to declare all amounts outstanding, together with accrued and unpaid interest thereon, to be immediately due and payable. If we were unable to repay those amounts, the lenders would have available to them the rights of secured lenders and could proceed against the collateral granted them to secure that indebtedness. In addition, there can be no assurance that our department store and catalog inventory, which serves as collateral, would be sufficient to repay in full any such secured indebtedness, in which case any of our remaining obligations under the credit facility would be unsecured and, except to the extent of the structurally senior indebtedness represented by the guarantees, rank pari passu in right of payment with the registered notes.

Our credit facility contains restrictive covenants and financial ratios.

Our credit facility contains restrictive covenants that will limit the discretion of our management with respect to certain business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances on our and our subsidiaries’ assets, to make loans, guarantees, investments and acquisitions, to sell or otherwise dispose of assets, to merge or consolidate with another entity, to make negative pledges and to change our business materially. The credit facility also contains financial covenants that require us to maintain a ratio of funded debt to EBITDA (as defined in the agreement) below stipulated thresholds and a minimum asset coverage ratio. A failure to comply with the obligations contained in the credit facility, if not cured or waived, would prevent us from borrowing under the credit facility, thereby depriving us of necessary liquidity to finance our operations, and could permit acceleration of our obligations thereunder and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In the case of an event of default under the credit facility, the lenders under the credit facility would be entitled to exercise the remedies available to a secured party under applicable law. If we were obligated to repay all or a significant portion of our indebtedness under the credit facility, there can be no assurance that we would have sufficient cash to do so or that we could successfully refinance such indebtedness. Other indebtedness that we may incur in the future may contain financial or other covenants more restrictive than those applicable to the credit facility.

We will use a portion of our cash flow from operations to make payments, consisting primarily of interest and principal, on our debt. This will reduce the funds available for our operations and capital expenditures. Also, the overall amount of debt we have outstanding and the restrictive covenants contained in the terms of that debt may make us vulnerable to economic downturns and competitive pressures, and may hinder our ability to accomplish our strategic objectives.

If you fail to exchange your outstanding 9.000% notes for registered notes, you will continue to hold 9.000% notes subject to transfer restrictions.

We will only issue registered notes in exchange for outstanding 9.000% notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding 9.000% notes and you should carefully follow the instructions on how to tender your outstanding 9.000% notes set forth under “This Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding 9.000% notes.

If you do not exchange your outstanding 9.000% notes for registered notes in this exchange offer, the outstanding 9.000% notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding 9.000% notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding 9.000% notes under the Securities Act. If you continue to hold any outstanding 9.000% notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

An active trading market may not develop for the registered notes, and you may not be able to resell the registered notes.

The registered notes are new securities and no market exists where you can resell them. We do not intend to apply for listing of the registered notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Both the liquidity and market price of the registered notes may be adversely affected by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active or stable trading market will develop for the registered notes.

Risk Factors Relating to Our Business

We may not accurately anticipate fashion trends, customer preferences and other fashion-related factors.

The retail industry is subject to changing fashion trends and customer preferences. We cannot guarantee that our merchandise selection will accurately reflect customer preferences at any given time or that we will be able to identify and respond quickly to fashion changes, particularly given the long lead times for ordering much of our merchandise from vendors. If we fail to accurately anticipate either the market for the merchandise or the customers’ purchasing habits, we may be required to sell a significant amount of unsold inventory at discounted prices or even below cost, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to maintain our margin on pharmacy sales or attract and retain a sufficient number of licensed pharmacists.

Pharmacy sales represent a significant and growing percentage of our total drugstore sales. Pharmacy sales accounted for 67 percent of total drugstore sales for fiscal 2001. Eckerd’s pharmacy sales have lower margins than non-pharmacy sales and are also subject to increasing margin pressure, as managed care organizations, insurance companies, employers and other third party payors, which collectively we call third party plans, become more prevalent and as these plans continue to seek cost containment. Also, any substantial delays in reimbursement, or a significant reduction in coverage or payment rates from third party plans, can have a material adverse effect on our drugstore business. Pharmacy sales to third party plans accounted for 91 percent of Eckerd’s total pharmacy sales for fiscal 2001.

The success of our drugstore operations is also dependent in part on our ability to attract and retain licensed pharmacists. There currently exists an industry-wide shortage of pharmacists. Eckerd has taken steps to address this shortage, including replacing certain pension benefits with an enhanced 401(k) savings program that is more competitive in the drugstore industry and is designed to attract and retain qualified personnel, especially pharmacists. While this shortage has not to date had an adverse impact on Eckerd’s operations or earnings, there is no guarantee that Eckerd’s operations and earnings will not be adversely affected by a pharmacist shortage in the future.

We may not be able to attract or retain a sufficient number of customers in a highly competitive retail environment.

We compete primarily with department stores, drug stores and mass merchandisers, many of which are units of national or regional chains that have significant financial and marketing resources. The principal competitive factors in our markets are price, quality, selection of merchandise, reputation, store location, advertising and customer service. We cannot assure you that we will continue to be able to compete successfully against existing or future competitors. Our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

Although we sell merchandise via the Internet through “jcpenney.com,” a significant shift in customer buying patterns to purchasing merchandise via the Internet could have a material adverse effect on us. Internet retailing is extremely competitive and could result in fewer sales and lower margins to us. We continue to rely on store and catalog sales for a substantial majority of our revenue.

We may experience significant fluctuations in our operating results.

We have experienced fluctuations in our operating results in recent periods and may continue to do so in the future. Lower and unprofitable operating results could inhibit our ability to pay our debts, including your 9.000% notes.

We may not be able to obtain adequate capital to support our operations and growth strategies.

Our operations and growth strategy require adequate capital, the availability of which depends on our ability to generate cash flow from operations, borrow funds on satisfactory terms and raise funds in the capital markets. We may need additional seasonal borrowing capacity in addition to the funds currently available under our revolving credit facility to fund our working capital requirements. The inability to obtain adequate capital could have a material adverse effect on our business and results of operations.

We may not be able to retain key executives or other personnel.

We have recently hired several key new members of our management team. We feel that our success is largely dependent on the performance of this management team and other key employees. Our operations could be materially adversely affected if any of our senior executives or other key personnel ceased working for us.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement which we entered into when we issued the outstanding 9.000% notes. We will not receive any cash proceeds from this exchange offer. In exchange for any outstanding 9.000% notes that you tender pursuant to this exchange offer, you will receive registered notes in a like principal amount. The outstanding 9.000% notes that are surrendered in exchange for the registered notes will be retired and canceled by us upon receipt and cannot be reissued. The issuance of the registered notes under this exchange offer will not result in any increase in our outstanding debt.

We did not receive any cash proceeds in the transaction where we issued the outstanding 9.000% notes. In that transaction we exchanged $230,203,000 aggregate principal amount of 9.000% Notes Due 2012 for $227,163,000 aggregate principal amount of our 6.125% Notes Due 2003, 7.375% Notes Due 2004 and 6.900% Debentures Due 2026. We paid a premium of $15.15 for each $1000 principal amount of 6.125% notes and 6.900% debentures tendered, and $10.10 for each $1000 principal amount of 7.375% notes tendered. We also paid a $10 consent payment for each $1000 in principal amount of tendered notes and debentures. We retired and canceled all of the 6.125% notes, 7.375% notes and 6.900% debentures that were tendered in exchange for the 9.000% Notes Due 2012.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

	Fiscal Year					39 Weeks Ended
	1997	1998	1999	2000	2001	Oct. 27, 2001	Oct. 26, 2002
Ratio of Earnings to Fixed Charges	1.83x	1.80x	1.29x	— (1)	1.27x	1.10x	1.82x

(1)	Income from continuing operations was not sufficient to cover fixed charges by $887 million for fiscal 2000.

THIS EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

The registered notes to be issued in this exchange offer will be exchanged for our outstanding 9.000% notes that we issued on July 26, 2002 and August 9, 2002. On those dates, we exchanged $230,203,000 aggregate principal amount of outstanding 9.000% notes for a total of $227,163,000 aggregate principal amount of our 6.125% Notes Due 2003, 7.375% Notes Due 2004 and 6.900% Debentures Due 2026. We paid a premium of $15.15 for each $1000 principal amount of 6.125% notes and 6.900% debentures tendered, and $10.10 for each $1000 principal amount 7.375% notes tendered. We also paid a $10 consent payment for each $1000 in principal amount of tendered notes and debentures. We made this exchange only with holders of these old notes whom we believed were qualified institutional buyers within the meaning of Rule 144A, institutional “accredited investors” within the meaning of Rule 501, and outside the United States to persons other than U. S. persons in reliance upon Regulation S under the Securities Act. We issued the outstanding 9.000% notes in a private offering exempt from registration under the Securities Act. As part of the exchange transaction we entered into a registration rights agreement pursuant to which we agreed to:

•	file with the SEC by November 23, 2002, a registration statement under the Securities Act with respect to the issuance of the registered notes in an exchange offer; and

•	use our reasonable best efforts to cause that registration statement to become effective under the Securities Act on or before January 22, 2003.

We agreed to issue and exchange the registered notes for all outstanding 9.000% notes validly tendered and not validly withdrawn prior to the expiration of this exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

For purposes of this exchange offer, the term “holder” means any person in whose name outstanding 9.000% notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding 9.000% notes are held of record by DTC, who desires to deliver the outstanding 9.000% notes by book-entry transfer at DTC. The term “exchange agent” refers to Mellon Investor Services LLC and the term “trustee” refers to U.S. Bank National Association.

Terms of this Exchange Offer

Subject to the terms and conditions of this exchange, we will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding 9.000% notes properly surrendered pursuant to this exchange offer and not validly withdrawn prior to the expiration date. Outstanding 9.000% notes may be surrendered only in integral multiples of $1,000. The form and terms of the registered notes are the same as the form and terms of the outstanding 9.000% notes except that:

•	the registered notes will be registered under the Securities Act and will not bear legends restricting the transfer of the registered notes; and

•	holders of the registered notes will not be entitled to any of the registration rights of holders of outstanding 9.000% notes under the registration rights agreement.

The registered notes will evidence the same indebtedness as the outstanding 9.000% notes and will be issued under, and be entitled to the benefits of, the same indenture under which the outstanding 9.000% notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $230,203,000 in aggregate principal amount of the outstanding 9.000% notes is outstanding. Solely for reasons of administration, we have fixed the close of business on January 17, 2003 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the accompanying letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the outstanding 9.000% notes entitled to participate in this exchange offer.

In connection with this exchange offer, the laws of the State of New York, which govern the indenture and the notes, do not give you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered outstanding 9.000% notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of outstanding 9.000% notes for the purposes of receiving the registered notes from us.

If you surrender outstanding 9.000% notes in this exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of outstanding 9.000% notes. We will pay all charges and expenses, see “—Other Fees and Expenses.”

Conditions to this Exchange Offer; Waivers

Notwithstanding any other term of this exchange offer, or any extension of this exchange offer, we do not have to accept for exchange, or exchange registered notes for, any outstanding 9.000% notes, and we may terminate this exchange offer before acceptance of the outstanding 9.000% notes, if:

•
any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our judgment, seeks to or would prohibit, restrict or otherwise render the consummation of this exchange offer illegal;

•
any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or that would materially impair the contemplated benefits to us of this exchange offer; or

•	a change occurs in the current interpretations by the staff of the SEC that, in our judgment, might materially impair our ability to proceed with this exchange offer.

If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

•	refuse to accept any outstanding 9.000% notes and return all surrendered outstanding 9.000% notes to the surrendering holders;

•
extend this exchange offer and retain all outstanding 9.000% notes surrendered prior to the expiration date, subject to the holders’ right to withdraw the surrender of their outstanding 9.000% notes; or

•
waive any unsatisfied conditions regarding this exchange offer and accept all properly surrendered outstanding 9.000% notes that have not been withdrawn. If this waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.

Consequences to Holders of Outstanding 9.000% Notes Not Tendering in this Exchange Offer

Participation in this exchange offer is voluntary. You are urged to consult your legal, financial and tax advisors in making your decisions on what action to take.

Outstanding 9.000% notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•
to a person who the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

•	pursuant to an effective registration statement under the Securities Act.

Expiration Date, Extensions, Amendments

The “expiration date” is 5:00 p.m., New York City time on January 17, 2003 unless we extend this exchange offer, in which case the expiration date is the latest date and time to which we extend this exchange offer.

In order to extend this exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•
issue a press release or other public announcement that would include disclosure of the approximate number of outstanding 9.000% notes deposited and that would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

•	to delay accepting any outstanding 9.000% notes;

•	to extend this exchange offer;

•
to terminate or amend this exchange offer, and not accept for exchange any outstanding 9.000% notes not previously accepted for exchange, upon the occurrence of any of the events set forth in “—Conditions of this Exchange Offer” by giving oral or written notice to the exchange agent; or

•	to waive any conditions or otherwise amend this exchange offer in any respect, by giving oral or written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

If this exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if this exchange offer would otherwise expire during the five to ten business day period.

We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to this exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Effect of Surrendering Outstanding 9.000% Notes

By surrendering outstanding 9.000% notes pursuant to this exchange offer, you will be representing to us that, among other things:

•	you have full power and authority to surrender, sell, assign and transfer the outstanding 9.000% notes surrendered;

•
we will acquire good title to the outstanding 9.000% notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the outstanding 9.000% notes are accepted by us;

•	you are acquiring the registered notes in the ordinary course of your business and for investment purposes;

•	you are not engaged in, and do not intend to engage in, the distribution of the registered notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the registered notes;

•
you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in this exchange offer for the purpose of distributing the registered notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the registered notes, and you understand that you cannot rely on the SEC’s position with respect to exchange offers, as expressed by its staff through no-action letters;

•
you understand that a secondary resale transaction described above and any resales of registered notes obtained by you in exchange for outstanding 9.000% notes acquired by you directly from us should be covered by an effective registration statement containing the information required by Item 507 or Item 508 of the SEC’s Regulation S-K;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of JCPenney; and

•	we may rely upon these representations for purposes of this exchange offer.

In addition, if you are a broker-dealer and you will receive registered notes for your own account in exchange for outstanding 9.000% notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your registered notes. See “Plan of Distribution.”

Interest on the Registered Notes

The registered notes will accrue interest on the same terms as the outstanding 9.000% notes at the rate of 9.000% per year from July 26, 2002, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2003. Outstanding 9.000% notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each registered note will bear interest from the most recent date to which interest has been paid on the outstanding 9.000% notes, or if no interest has been paid on the outstanding 9.000% notes or the registered notes, from July 26, 2002.

Resale of the Registered Notes

We believe that you will be allowed to resell the registered notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under “—Effect of Surrendering Outstanding 9.000% notes.” However, if you intend to participate in a distribution of the registered notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an “affiliate” of the Issuer or Co-obligor as “affiliate” is defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

Our belief that you will be allowed to resell the registered notes without registration is based on SEC interpretations expressed in some of its no-action letters to other issuers, in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC’s interpretations applicable to other exchange offers will apply to this exchange offer.

A broker-dealer that purchased outstanding 9.000% notes for market-making or other trading activities must acknowledge that it will deliver a prospectus in order to resell any registered notes it receives for its own account in this exchange offer. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an “underwriter” within the meaning of the Securities Act. This prospectus may be used by a broker-dealer to resell any of its registered notes where such registered notes were acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to one year after the expiration date of this exchange offer. See “Plan of Distribution” for more information regarding broker-dealers.

Acceptance of Outstanding 9.000% Notes for Exchange; Delivery of Registered Notes

On the settlement date, registered notes to be issued in exchange for outstanding 9.000% notes in this exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to have accepted validly tendered outstanding 9.000% notes that have not been validly withdrawn as provided in this prospectus when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of this exchange offer, delivery of registered notes will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding 9.000% notes for the purpose of receiving outstanding 9.000% notes and transmitting registered notes as of the settlement date with respect to the outstanding 9.000% notes. If any tendered outstanding 9.000% notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, those unaccepted outstanding 9.000% notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

Procedures for Tendering

A holder of outstanding 9.000% notes who wishes to accept this exchange offer, and whose outstanding 9.000% notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct the custodial entity to tender and consent with respect to that holder’s outstanding 9.000% notes on the holder’s behalf pursuant to the procedures of the custodial entity.

To tender in this exchange offer, a holder of outstanding 9.000% notes must either:

(i)
complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions, including guaranteeing the signature(s) to the letter of transmittal, if required, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the outstanding 9.000% notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date; or

(ii)	comply with the ATOP procedures for book-entry transfer described below on or prior to the expiration date.

The method of delivery of outstanding 9.000% notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any outstanding 9.000% notes to anyone other than the exchange agent.

All registered notes will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold securities custodially through DTC to arrange for receipt of any registered notes to be delivered to you pursuant to this exchange offer and to obtain the information necessary to provide the required DTC participant with account information for the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Outstanding 9.000% Notes Held with DTC

If you wish to tender outstanding 9.000% notes held on your behalf by a nominee with DTC, you must:

(i)	inform your nominee of your interest in tendering your outstanding 9.000% notes pursuant to this exchange offer; and

(ii)
instruct your nominee to tender all outstanding 9.000% notes you wish to be tendered in this exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a participant in DTC, including Euroclear and Clearstream, must tender outstanding 9.000% notes by effecting a book-entry transfer of the outstanding 9.000% notes to be tendered in this exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of this exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant that is tendering outstanding 9.000% notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such terms against the participant.

Tender of Outstanding 9.000% Notes Held in Physical Form

For a holder to validly tender outstanding 9.000% notes held in physical form:

(i)
the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

(ii)
the exchange agent must receive certificates for tendered outstanding 9.000% notes at such address, or such outstanding 9.000% notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding 9.000% notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding 9.000% notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OUTSTANDING 9.000% NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

Proper Execution and Delivery of Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank having an office or correspondent in the United States or an “eligible guarantor institution” (an “Eligible Institution”) within the meaning of Rule 170d-15 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), unless the outstanding 9.000% notes tendered pursuant to the letter of transmittal are tendered:

(i)	by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the letter of transmittal; or

(ii)	for the account of an Eligible Institution.

Guaranteed Delivery Procedures for Outstanding 9.000% Notes

Holders who wish to tender their outstanding 9.000% notes and (i) whose outstanding 9.000% notes are not immediately available, or (ii) who cannot deliver their outstanding 9.000% notes, the letter of transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

(a)  the tender is made through an Eligible Institution or pursuant to DTC’s standard operating procedures;

(b)  prior to the Expiration Date, (i) the Exchange Agent receives from such Eligible Institution a properly completed and duly executed “notice of guaranteed delivery” in the form accompanying this prospectus (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding 9.000% notes, the certificate number or numbers of such outstanding 9.000% notes and the principal amount of outstanding 9.000% notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding 9.000% notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the Exchange Agent, or (ii) in lieu of “notice of guaranteed delivery” DTC receives an electronic transmission which contains the character by which the participant acknowledges its receipt of and agrees to be bound by the guaranteed delivery procedures set forth herein; and

(c)  such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding 9.000% notes in proper form for transfer (or to DTC of outstanding 9.000% notes delivered electronically) and all other documents required by the letter of transmittal are received by the Exchange Agent within five business days after the Expiration Date.

If signatures on a letter of transmittal, or notice of withdrawal, are required to be guaranteed, that guarantee must be made by an Eligible Institution.

If the letter of transmittal is signed by the holder(s) of outstanding 9.000% notes tendered by that letter of transmittal, the signature(s) must correspond with the name(s) as written on the face of the outstanding 9.000% notes without alteration, enlargement or any change whatsoever. If any of the outstanding 9.000% notes tendered are held by two or more holders, all of those holders must sign the letter of transmittal. If any of the outstanding 9.000% notes tendered are registered in different names on different outstanding 9.000% notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If outstanding 9.000% notes that are not tendered for exchange pursuant to this exchange offer are to be returned to a person other than the holder, certificates for those outstanding 9.000% notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

If the letter of transmittal is signed by a person other than the holder of any outstanding 9.000% notes listed in the letter of transmittal, those outstanding 9.000% notes must be properly endorsed or accompanied by a properly completed bond power, signed by that holder exactly as that holder’s name appears on the outstanding 9.000% notes. If the letter of transmittal or any outstanding 9.000% notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal or facsimile of the letter of transmittal, the tendering holders of outstanding 9.000% notes waive any right to receive any notice of the acceptance for exchange of their outstanding 9.000% notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which substitute certificates evidencing outstanding 9.000% notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, outstanding 9.000% notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding 9.000% notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered outstanding 9.000% notes determined by us not to be in proper form or not to be properly tendered or any tendered outstanding 9.000% notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular outstanding 9.000% notes, whether or not waived in the case of other outstanding 9.000% notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding 9.000% notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding 9.000% notes, none of us, the exchange agent or any other person will be under any duty to give notification or shall incur any liability for failure to give any notification. Tenders of outstanding 9.000% notes will not be deemed to have been made until any defects or irregularities have been cured or waived by us.

Any holder whose outstanding 9.000% notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the outstanding 9.000% notes. Holders may contact the exchange agent for assistance with such matters.

Withdrawal of Tenders

You may withdraw tenders of outstanding 9.000% notes at any time prior to the expiration date.

For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at its address set forth on page of this prospectus. The withdrawal notice must:

(i)	specify the name of the person who tendered the outstanding 9.000% notes to be withdrawn;

(ii)
must contain a description of the outstanding 9.000% notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such outstanding 9.000% notes and the aggregate principal amount represented by such outstanding 9.000% notes; and

(iii)
must be signed by the holder of those outstanding 9.000% notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding 9.000% notes. In addition, the notice of withdrawal must specify, in the case of outstanding 9.000% notes tendered by delivery of certificates for such outstanding 9.000% notes, the name of the registered holder, if different from that of the tendering holder or, in the case of outstanding 9.000% notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn outstanding 9.000% notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the outstanding 9.000% notes have been tendered for the account of an eligible institution.

Withdrawal of tenders of outstanding 9.000% notes may not be rescinded, and any outstanding 9.000% notes properly withdrawn will be deemed not validly tendered for purposes of this exchange offer. Properly withdrawn outstanding 9.000% notes may, however, be retendered by again following one of the procedures described in “—Procedures for Tendering” prior to the expiration date.

Exchange Agent

Mellon Investor Services LLC has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of outstanding 9.000% notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail:	By Hand Delivery:

Mellon Investor Services LLC	Mellon Investor Services LLC
85 Challenger Road	120 Broadway 13th Floor
Ridgefield, NJ 07660	New York, NY 10271
Attention: Reorganization Dept.
Telephone: (201) 296-4000
Facsimile (Eligible Institutions): (201) 296-4923
Confirmation: (201) 296-4860

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the outstanding 9.000% notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by facsimile transmission, telephone, email or in person by our officers and other employees and those of our affiliates.

Tendering holders of outstanding 9.000% notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, the holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE REGISTERED NOTES

In general, the form and terms of the registered notes and the outstanding 9.000% notes are identical in all material respects, except that the registered notes are registered under the Securities Act and are not subject to transfer restrictions or registration rights.

We issued the outstanding 9.000% notes and will issue the registered notes under an indenture, dated as of April 1, 1994, as amended by a first supplemental indenture, dated as of January 27, 2002, and a second supplemental indenture, dated as of July 26, 2002, among the Issuer, the Co-Obligor and U.S. Bank National Association, as trustee. The terms of the registered notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The Co-Obligor is co-obligor of the registered notes for the payment of principal, premium (if any) and interest. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the registered notes. A copy of the form of indenture and note are available to you upon request at the address set forth under the heading, “Incorporation By Reference” on page i.

In this section, when we refer to “the Company,” “JCPenney,” “the Issuer,” “we,” ”our,” or “us,” we are referring to J. C. Penney Corporation, Inc. as issuer of the registered notes, and not to J. C. Penney Company, Inc. or any of the subsidiaries of J. C. Penney Corporation, Inc.

The registered notes are limited to $230,203,000 aggregate principal amount and will mature on August 1, 2012. The registered notes will accrue interest from July 26, 2002 at the rate of 9.000% per annum. Interest on the registered notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2003, to the persons in whose names the registered notes are registered on the 15th day of January or July preceding the payment dates.

Interest on the registered notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The registered notes will be issued in fully registered form and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We may not redeem the registered notes prior to maturity.

The registered notes will be unsecured and will rank equally with all other senior unsecured and unsubordinated indebtedness of the Company.

Restrictive Covenants

Limitations on Liens. The indenture provides that the Company may not, nor may it permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee evidences of indebtedness for money borrowed which are secured by any mortgage, security interest, pledge or lien (“mortgage”) of or upon any Principal Property (as defined below) or of or upon any shares of stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing that the principal amount of the registered notes from time to time outstanding shall be secured equally and ratably by such mortgage, except that this restriction will not apply to (1) mortgages on any property existing at the time of its acquisition; (2) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with, or disposes of substantially all its properties (or those of a division) to, the Company or a Restricted Subsidiary; (3) mortgages on property of a corporation existing at the time such corporation first becomes a Restricted Subsidiary; (4) mortgages securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (5) mortgages to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property if the commitment to extend the credit secured by any such mortgage is obtained within 12 months after the later of the completion or the placing in operation of the acquired, constructed, developed or substantially repaired, altered or improved property; (6) mortgages securing current indebtedness (as defined in the indenture); or (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (1) through (6), provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (6), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the Company or any Restricted Subsidiary may issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the foregoing restrictions in any aggregate amount which, together with all other such indebtedness outstanding, all attributable debt outstanding under the provisions described in the last sentence under “Limitations on Sale and Lease-Back Transactions” below and all Senior Funded Indebtedness (as defined below) issued, assumed or guaranteed by any Restricted Subsidiary, does not exceed five percent of Stockholders’ Equity (as defined below).

Under the terms of the indenture, the Company may secure indebtedness with mortgages on assets other than Principal Property, including with inventory and receivables.

Limitations on Sale and Lease-Back Transactions. The indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and lease-back transaction, as defined in the indenture, with respect to any Principal Property (except for transactions involving leases for a term, including renewals, of not more than three years and except for transactions between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), if the purchaser’s commitment is obtained more than 12 months after the later of the acquisition or completion or the placing in operation of such Principal Property or of such Principal Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if either (a) the Company or such Restricted Subsidiary would be entitled pursuant to the provision described in the first sentence under “Limitations on Liens” described above to issue, assume or guarantee debt secured by a mortgage on such Principal Property without equally and ratably securing the registered notes from time to time outstanding or (b) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the Principal Property so leased to the retirement of the registered notes or other Senior Funded Indebtedness of the Company or a Restricted Subsidiary, subject to reduction as set forth in the indenture in respect of the registered notes and other Senior Funded Indebtedness retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity. The Company or any Restricted Subsidiary, however, may enter into a sale and lease-back transaction which would otherwise be subject to the foregoing restriction so as to create an aggregate amount of attributable debt which, together with all other such attributable debt outstanding, all indebtedness outstanding under the provision described in the last sentence under “Limitations on Liens” described above and all Senior Funded Indebtedness issued, assumed or guaranteed by any Restricted Subsidiary, does not exceed five percent of Stockholders’ Equity.

Waiver of Covenants. The indenture provides that the holders of a majority in principal amount of the outstanding registered notes may waive compliance with certain covenants or conditions set forth in the indenture, including those described above.

Consolidation, Merger or Sale of Assets of the Company. The indenture provides that the Company may not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) the corporation formed by such consolidation or into which the Company is merged or the person which acquires its assets is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the registered notes and the performance of every covenant of the indenture on the part of the Company, and (2) immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made will succeed to, and be substituted for, the Company under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the Indenture and the registered notes.

The covenants contained in the indenture and the registered notes would not necessarily afford holders of the registered notes protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect such holders.

Definitions

“Funded Indebtedness” of a corporation means the principal of (a) indebtedness for money borrowed or evidenced by an instrument given in connection with an acquisition which is not payable on demand and which matures, or which such corporation has the right to renew or extend to a date, more than one year after the date of determination, (b) any indebtedness of others of the kinds described in the preceding clause (a) for the payment of which such corporation is responsible or liable as a guarantor or otherwise, and (c) amendments, renewals and refundings of any such indebtedness. For the purposes of the definition of “Funded Indebtedness,” the term “principal” when used at any date with respect to any indebtedness means the amount of principal of such indebtedness that could be declared to be due and payable on that date pursuant to the terms of such indebtedness.

“Principal Property” means all real and tangible property owned by the Company or a Restricted Subsidiary constituting a part of any store, warehouse or distribution center located within the United States, exclusive of motor vehicles, mobile materials-handling equipment and other rolling stock, cash registers and other point of sale recording devices and related equipment, and data processing and other office equipment, provided the net book value of all real property (including leasehold improvements) and store fixtures constituting a part of such store, warehouse or distribution center exceeds 0.25% of Stockholders’ Equity.

“Restricted Subsidiary” means any subsidiary, as defined in the indenture, of the Company or of a Restricted Subsidiary which the Company designates as a Restricted Subsidiary, which designation shall not have been canceled. However, no subsidiary for which the designation of Restricted Subsidiary has been canceled may be redesignated as such if during any period following cancellation of its previous designation as a Restricted Subsidiary, such Subsidiary shall have entered into a sale and lease-back transaction, as defined in the indenture, which would have been prohibited had it been a Restricted Subsidiary at the time of such transaction.

“Senior Funded Indebtedness” of the Company means any Funded Indebtedness of the Company unless in any instruments evidencing or securing such Funded Indebtedness it is provided that such Funded Indebtedness is subordinate in right of payment to the registered notes to the extent provided in the indenture.

“Senior Funded Indebtedness” of a Restricted Subsidiary means Funded Indebtedness of the Restricted Subsidiary and the aggregate preference on involuntary liquidation of preferred stock of such subsidiary.

“Stockholders’ Equity” means the aggregate of (a) capital and reinvested earnings, after deducting the cost of shares of capital stock of the Company held in its treasury, of the Company and consolidated subsidiaries plus (b) deferred tax effects.

Events of Default, Notice and Waiver

The indenture provides that if an event of default shall have occurred and be continuing with respect to the registered notes at the time outstanding, either the trustee or the holders of not less than 25% in outstanding principal amount of the registered notes may declare to be due and payable immediately the Principal Amount (or specified portion thereof) of the registered notes, together with interest, if any, accrued thereon.

The indenture defines an event of default with respect to the registered notes as any one of the following events:

•	default for 30 days in payment of any interest due with respect to the registered notes;

•	default for 30 days in making any sinking fund payment due with respect to the registered notes;

•	default in payment of principal of (or premium, if any, on) any new note when due;

•
default for 90 days after notice to the Company by the trustee or by holders of not less than 25% in principal amount of the registered notes then outstanding in the performance of any other covenant for the benefit of the registered notes; and

•	certain events of bankruptcy, insolvency and reorganization.

The indenture provides that the trustee will, within 90 days after the occurrence of a default, give to the holders of the registered notes notice of such default known to it, unless cured or waived; provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, or in the payment of any sinking fund installment in respect of any of the registered notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the registered notes. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time, or both, would become, an event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to be indemnified by the holders of the registered notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in outstanding principal amount of the registered notes may, subject to certain exceptions, on behalf of the holders of the registered notes direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture includes a covenant that the Company will file annually with the trustee a certificate of no default, or specifying any default that exists.

In certain cases, the holders of a majority in outstanding principal amount of the registered notes may on behalf of the holders of the registered notes rescind, a declaration of acceleration or waive any past default or event of default relating to the registered notes, except a default not theretofore cured in payment of the principal of (or premium, if any) or interest, if any, on the registered notes or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding new note.

Modification of the Indenture

The indenture contains provisions permitting the Company and the trustee, with the consent of the holders of 66 2/3% in principal amount of the outstanding registered notes affected by such modification, to execute supplemental indentures adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of the holders of the registered notes, except that no such supplemental indenture may, without the consent of all holders of the registered notes, (i) change the stated maturity of the registered notes or reduce the principal payable at stated maturity or which could be declared due and payable prior thereto or change any redemption price thereof, (ii) reduce the rate of interest payable on the registered notes, (iii) adversely affect the terms and provisions, if any, applicable to the conversion or exchange of the registered notes, (iv) reduce the percentage in principal amount of the registered notes, the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults, (v) change any place or the currency of payment of principal of (or premium, if any) or interest, if any, on any new note, or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any new note.

Satisfaction and Discharge Prior to Maturity

Pursuant to an election by the Company under the indenture, the Company has the right at any time to satisfy and discharge its obligations under the registered notes by depositing in trust with the trustee money or U.S. Government Obligations (as defined below). For federal income tax purposes, such deposit and discharge with respect to any registered notes may be treated as a taxable exchange of such notes for interests in the trust.

If such deposit is sufficient to make all payments of (1) interest on the registered notes prior to their maturity and (2) principal of (and premium, if any) and interest on the registered notes when due at maturity, all the obligations of the Company under the registered notes and the indenture as it relates to the registered notes will be discharged and terminated except as otherwise provided in the indenture. “U.S. Government Obligations” are defined to mean (i) securities backed by the full faith and credit of the United States and (ii) depository receipts issued by a bank or trust company as custodian and evidencing ownership by the holders of such depository receipts of future payments of interest or principal, or both, on such securities backed by the full faith and credit of the United States held by such custodian.

For U.S. income tax purposes, it is likely that any such deposit and discharge with respect to the registered notes will be treated as a taxable exchange of the registered notes for interests in the trust. In that event, a holder will recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the registered notes and the value of the holder’s interest in such trust; and thereafter will be required to include in income a share of the income, gain and loss of the trust. Purchasers of the registered notes should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

In addition, the Company may elect to provide with respect to registered notes that the Company may be released from certain of its covenants upon the satisfaction of certain conditions applicable to the notes.

Concerning the Trustee

U. S. Bank National Association, the trustee under the indenture, is a lender under our new credit facility and maintains substantial lines of credit and has other customary banking relationships with the Company.

Book-Entry, Delivery and Form

Registered notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Registered notes will be issued at the closing of this exchange offer only pursuant to valid tenders of outstanding 9.000% notes. The registered notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge you to contact the DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Partiocipants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)
upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by holders of outstanding 9.000% notes who exchange their outstanding 9.000% notes in this exchange offer with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests indirectly though organizations (including Euroclear and Clearstream) which are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have registered notes registered in their name, will not receive physical delivery of registered notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the registered notes, including the Global Notes, are registered as the owners of the registered notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the registered notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of registered notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the registered notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of registered notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the registered notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the registered notes, DTC reserves the right to exchange the Global Notes for registered notes in certificated form, and to distribute such registered notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive registered notes in registered certificated form (“Certificated Notes”) if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)
there has occurred and is continuing an Event of Default with respect to the registered notes and the Registrar has received a written request from DTC to issue the registered notes in registered certificated form.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address.

Registered Exchange Offer; Registration Rights

In connection with our issuance of the outstanding 9.000% notes, we entered into a registration rights agreement pursuant to which we agreed, for the benefit of the holders of the outstanding 9.000% notes, at our cost to use our reasonable best efforts to:

(1)
by November 23, 2002, file a registration statement of which this prospectus is a part relating to a registered offer to exchange the outstanding 9.000% notes for registered notes having terms identical in all material respects to the outstanding 9.000% notes (except that the registered notes would not contain transfer restrictions);

(2)	cause the registration statement to be declared effective by January 22, 2003; and

(3)	complete the exchange offer by February 21, 2003.

Promptly after the registration statement was declared effective, we commenced this offer to exchange the registered notes for the outstanding 9.000% notes. We agreed to keep the exchange offer open for not less than 20 business days and not more than 30 business days (or longer if required by applicable law) after the date on which this prospectus was mailed to the holders of the outstanding 9.000% notes. Interest on each registered note will accrue from the last interest payment date on which interest was paid on the outstanding 9.000% notes surrendered in exchange therefore or, if no interest has been paid on such outstanding 9.000% note, from the date of its original issue. The registered notes will vote together with the outstanding 9.000% notes on all matters on which holders of outstanding 9.000% notes or registered notes are entitled to vote.

Under existing interpretations of the staff of the SEC, after the registered notes are issued, they will generally be freely tradable without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in this exchange offer who is our affiliate or who intends to participate in this exchange offer for the purpose of distributing the registered notes:

(1)	will not be able to rely on the interpretations of the SEC staff;

(2)	will not be entitled to participate in the exchange offer; and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding 9.000% notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of outstanding 9.000% notes who wishes to exchange outstanding 9.000% notes for registered notes pursuant to this exchange offer will be required to represent that:

(1)	it is not our affiliate;

(2)	the registered notes to be received by it will be acquired in the ordinary course of its business; and

(3)	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes.

In addition, in connection with any resales of registered notes, any broker-dealer that acquired outstanding 9.000% notes for its own account as a result of market-making or other trading activities, who we refer to as exchanging broker-dealers, must deliver a prospectus meeting the requirements of the Securities Act. Based on positions the SEC has taken in similar exchange offers, we believe that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the registered notes by delivering this prospectus. Under the registration rights agreement, we are required to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of registered notes.

If:

(1)	changes in law or the applicable interpretations of the SEC staff do not permit us to effect this exchange offer;

(2)	for any other reason, this exchange offer is not completed by February 21, 2003; or

(3)	any holder of outstanding 9.000% notes notifies us that it is not eligible to participate in this exchange offer, we will, at our cost:

(a)
as promptly as practicable, but not later than 45 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement (the “shelf registration statement”) covering resales of the outstanding 9.000% notes; provided that, to the extent that we have already filed with the SEC a shelf registration statement covering resales of the outstanding 9.000% notes, we may instead use that registration statement;

(b)	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as practicable; and

(c)
use our reasonable best efforts to keep the shelf registration statement effective until the earlier of two years after its effective date or such time as all outstanding 9.000% notes eligible to be sold thereunder (i) have been sold or (ii) are fully tradeable pursuant to Rule 144A under the Securities Act.

We will provide to each relevant holder copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the relevant notes. A holder that sells outstanding 9.000% notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, a holder of outstanding 9.000% notes will be required to deliver information to be used in connection with the shelf registration statement in order to have such holder’s outstanding 9.000% notes included in the shelf registration statement and to benefit from the provisions set forth in the following paragraph.

If:

(1)	by January 22, 2003, the registration statement of which this prospectus is a part has not been declared effective;

(2)	by February 21, 2003, neither the exchange offer has been completed nor the shelf registration statement has been declared effective;

(3)	by March 24, 2003 (or such later date is permitted above), neither the registered exchange offer has been completed nor the shelf registration statement has been declared effective;

(4)	on or prior to the 45th day after request has been made, a shelf registration statement has not been declared effective; or

(5)
after either the registration statement of which this prospectus is a part or the shelf registration statement has been declared effective, such registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of registered notes or outstanding 9.000% notes, as applicable, in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3), a “registration default”), then additional interest will accrue on the principal amount of the outstanding 9.000% notes and the registered notes (in addition to the stated interest on the outstanding 9.000% notes and the registered notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional interest will accrue at a rate of 0.25% per year during the 90-day period immediately following the occurrence of any such Registration Default and shall increase by 0.25% per year at the end of each subsequent 90-day period until all such Registration Defaults have been cured, but in no event will such rate exceed 0.50%.

The above description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

This discussion is a summary of certain U.S. federal income tax consequences of the exchange of outstanding 9.000% notes for registered notes pursuant to the exchange offer, and of the ownership and disposition of the registered notes, to current holders of outstanding 9.00% notes that have held the outstanding 9.000% notes, and that will hold the registered notes, as capital assets for U.S. federal income tax purposes (generally, property held for investment). The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and court decisions, all as in effect on the date hereof, and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. The summary is intended for general information only, and it does not describe all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of holders, or to holders that may be subject to special U.S. federal income tax rules (including, for example, dealers in securities or currencies, banks and other financial institutions, partnerships and other pass-through entities, tax-exempt organizations, insurance companies, persons who hold the notes as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, traders in securities that elect to use a mark-to-market method of accounting and U.S. Holders, as defined below, having a functional currency other than the U.S. dollar). The summary also does not address the potential implications of state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation.

We believe that the outstanding 9.000% notes and the registered notes should constitute indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment. However, the determination of whether the outstanding 9.000% notes and registered notes should be characterized as indebtedness or equity under U.S. federal income tax law depends on an analysis of the facts and circumstances relating to such and us. If the outstanding 9.000% notes and registered notes were determined to represent equity interests in us for U.S. federal income tax purposes, then holders could have U.S. federal income tax consequences that are different than those described below.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE OF OUTSTANDING 9.000% NOTES FOR REGISTERED NOTES PURSUANT TO THE EXCHANGE OFFER, AND OF THE OWNERSHIP AND DISPOSITION OF THE REGISTERED NOTES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of outstanding 9.000% notes or registered notes that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation

(including an entity taxable as a corporation) or partnership created under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. Correspondingly, a “Non-U.S. Holder” is a beneficial owner of outstanding 9.000% notes or registered notes that is not a U.S. Holder. If a partnership holds outstanding 9.000% notes or registered notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding such notes, you should consult your tax advisor.

U.S. Federal Income Tax Treatment of the Exchange Offer

The exchange of outstanding 9.000% notes for registered notes pursuant to the exchange offer will not be treated as an “exchange” under U.S. federal income tax law because the registered notes will not be considered to materially differ in kind or extent from the outstanding 9.000% notes. Accordingly, for U.S. federal income tax purposes, participation in the exchange offer will not constitute a taxable event for tendering holders of the outstanding 9.000% notes. Moreover, the registered notes generally will be considered to have the same U.S. federal income tax attributes as the outstanding 9.000% notes, including the same issue price, adjusted issue price, adjusted tax basis and holding period. For this reason, references below to registered notes apply equally to outstanding 9.000% notes that are tendered in exchange for registered notes pursuant to the exchange offer.

Ownership and Disposition of Registered Notes by U.S. Holders

Stated Interest

Stated interest on the registered notes will be taxable to a U.S. Holder as ordinary interest income at the time such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder’s initial tax basis in a registered note immediately after its acquisition is less than the stated principal amount, the difference will be treated as “market discount” for U.S. federal income tax purposes, unless such difference is de minimis (i.e., less than 0.25% multiplied by the product of the stated principal amount of the registered notes and the number of complete years to maturity from the date of acquisition).

Under the market discount rules of the Code, a U.S. Holder will be required to treat any partial principal payment on, and any gain realized on the sale, exchange, retirement or other disposition of, a registered note as ordinary income to the extent of the amount of market discount that has accrued on the registered note and has not previously been included in gross income by the U.S. Holder. For this purpose, market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the registered note, unless the U.S. Holder elects to accrue such discount on a constant-yield basis. A U.S, Holder also may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a registered note until the maturity of the registered note or its earlier disposition.

A U.S. Holder may elect to currently include market discount in gross income as the market discount accrues (on either a straight-line or a constant-yield basis), in which case the rules described in the previous paragraph will not apply. In general, market discount that is currently included in gross income under such an election will be taxable as ordinary income for U.S. federal income tax purposes, and will increase the U.S. Holder’s adjusted tax basis in the registered notes. The election to currently include market discount in gross income will apply to all debt instruments acquired by the U.S. Holder on or after the first taxable year to which such election applies, and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

If a U.S. Holder’s initial tax basis in a registered note immediately after its acquisition exceeds the sum of all remaining amounts payable on the registered note (other than payments of stated interest), the amount of such excess will be considered “bond premium.” In general, the U.S. Holder may elect (in accordance with applicable Code provisions) to amortize the bond premium on a constant yield method over the remaining term of the registered note. If an election to amortize the premium is not made, the bond premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the registered note. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder, and may be revoked only with the consent of the IRS.

Sale, Retirement or Other Taxable Disposition of Registered Notes

Upon the sale, retirement or other taxable disposition of a registered note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (less amounts relating to accrued but unpaid stated interest, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in the registered note. Such gain or loss generally will be capital gain or loss, except to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder (which amount would be taxable as ordinary income), and will be long-term capital gain or loss if the holding period for the registered note exceeded one year at the time of the disposition. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

Ownership and Disposition of Registered Notes by Non-U.S. Holders

The receipt or accrual of interest on the registered notes by a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax so long as the Non-U.S. Holder (i) does not own, directly, indirectly or constructively, 10% or more of our voting stock, (ii) is not a “controlled foreign corporation” that is related to us through stock ownership, (iii) does not hold the registered notes in connection with the conduct of a trade or business within the United States and (iv) provides a properly-completed IRS Form W-8BEN or other applicable form, certifying that the Non-U.S. Holder is not a U.S. person (or holds the registered notes through certain financial institutions and applicable certification requirements are satisfied). A Non-U.S. Holder will not be subject to U.S. federal income tax in respect of any gain recognized upon the sale, retirement or other taxable disposition of the registered notes, unless: (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year in which the disposition occurs and certain other conditions are met.

Backup Withholding

The receipt of payments of principal and interest on a registered note and the proceeds of a sale or redemption of a registered note by a U.S. Holder may be subject to backup withholding, currently at the rate of 30%, unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates such exemption from backup withholding, or (ii) the U.S. Holder provides a correct taxpayer identification number (“TIN”), certifies that such U.S. Holder is not currently subject to backup withholding and otherwise complies with the backup withholding requirements. Backup withholding also may apply to a Non-U.S. Holder that fails to certify as to its non-U.S. status by submitting a properly-completed IRS Form W-8BEN (or other applicable form) to us.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding would be allowed as a credit against a holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, the holder may obtain a refund provided that the required information is furnished to the IRS. A holder that does not provide a correct TIN may be subject to penalties imposed by the IRS.

THE FOREGOING SUMMARY IS INTENDED ONLY FOR GENERAL INFORMATION. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, AND OF THE OWNERSHIP AND DISPOSITION OF THE REGISTERED NOTES UNDER U.S. FEDERAL INCOME TAX LAW, AS WELL AS UNDER APPLICABLE STATE, LOCAL AND NON-U.S. TAX LAWS.

PLAN OF DISTRIBUTION

We are not using any underwriters for this exchange offer and we are bearing the expenses of the exchange.

Each broker-dealer that receives registered notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding 9.000% notes where such outstanding 9.000% notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until forty days after the effectiveness of this registration statement all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any resale of registered notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, we shall promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the outstanding 9.000% notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding 9.000% notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the registered notes offered hereby will be passed upon for JCPenney by C. R. Lotter, Executive Vice President, Secretary and General Counsel of J. C. Penney Corporation, Inc. and J. C. Penney Company, Inc. A copy of his legal opinion was filed as an exhibit to the registration statement containing this prospectus. As of November 15, 2002, Mr. Lotter owned 149,065 shares of common stock and outstanding options to purchase 271,000 shares of common stock.

INDEPENDENT AUDITORS

The consolidated financial statements of J. C. Penney Company, Inc. appearing in our Annual Report (Form 10-K) for the year ended January 26, 2002, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference.

The consolidated financial statements of J. C. Penney Funding Corporation, Inc. appearing in our Annual Report (Form 10-K) for the year ended January 26, 2002, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference.

$230,203,000

J. C. Penney Corporation, Inc.
(Issuer)
J. C. Penney Company, Inc.
(Co-obligor)

Offer to Exchange $230,203,000
9.000% Notes Due 2012 registered under the
Securities Act of 1933
for $230,203,000 aggregate principal amount of its outstanding unregistered
9.000% Notes Due 2012

PROSPECTUS

December 10, 2002

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of our directors and officers in a variety of circumstances which may include liabilities under the Securities Act.

Article X of our respective bylaws provides in substance, for indemnification by the Issuer and the Co-obligor of their directors and officers in accordance with the provisions of the Delaware General Corporation Law. We have entered into indemnification agreements with our current directors and certain or our current officers which generally provide for indemnification by the Issuer or Co-obligor except as prohibited by applicable law. To provide some assurance of payment of amounts to which these directors and officers may become entitled pursuant to these agreements, we have funded a trust.

In addition, we have purchased insurance coverage under policies which insure the Issuer and the Co-obligor for amounts which they are required or permitted to pay as indemnification of these directors and officers, and which insure these directors and officers against liabilities which might be incurred and for which they are not entitled to indemnification by the Issuer and the Co-obligor, respectively.

Item 21. Exhibits and Financial Statement Schedules

(a)   The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

3.1(a)	Restated Certificate of Incorporation of J. C. Penney Corporation, Inc.*

3.1(b)	Restated Certificate of Incorporation of J. C. Penney Company, Inc. (incorporated by reference to Exhibit 3(i) to the Report on Form 8-K of J. C. Penney Company, Inc. dated January 27, 2002)

3.2(a)
Restated Bylaws of J. C. Penney Corporation, Inc. (incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of the Corporation, Commission File No. 1-777, for the 52-week period ended January 27, 2001)

3.2(b)	Bylaws of J. C. Penney Company, Inc. (incorporated by reference to Exhibit 3(ii) to the Report on Form 8-K of J. C. Penney Company, Inc. dated January 27, 2002)

4.1(a)
Indenture, dated as of April 1, 1994, among J. C. Penney Corporation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 9(a) to the Registration Statement on Form S-3, SEC File No. 33-53275

4.1(b)	First Supplemental Indenture dated January 27, 2002 (incorporated by reference to Exhibit 4(p) to J. C. Penney Company, Inc.’s Annual Report on Form 10-K for the 52-week period ended January 26, 2002

4.1(c)	Second Supplemental Indenture dated July 26, 2002 (incorporated by reference to Exhibit 4 to J. C. Penney Company, Inc.’s Quarterly Report on Form 10-Q for the 26-week ended July 27, 2002)

4.2	Registration Rights Agreement dated as of July 26, 2002, among J. C. Penney Corporation, Inc., J. C. Penney Company, Inc., Salomon Smith Barney Inc., Fleet Securities, Inc. and Wachovia Securities*

4.3	Form of 9.000% Note Due 2012 (included in Exhibit 4.1(c))

5	Opinion of C. R. Lotter**

21	Subsidiaries of J.C. Penney Corporation, Inc. (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K of J. C. Penney Company, Inc. for the fiscal year ended January 26, 2002)

23.1	Consent of Charles R. Lotter (included in Exhibit 5)**

23.2	Consent of KPMG LLP, Independent Auditors**

24	Power of Attorney for the Directors and Officers of J. C. Penney Company, Inc.

25	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Clients*

99.4	Form of Letter to Registered Holders and DTC Participants*

*	Previously filed.
**	Filed herewith.

Item 22. Undertakings

A. Subsequent Documents Incorporated By Reference

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Indemnification of Officers, Directors and Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. Information Requests

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 9, 2002.

J. C. PENNEY CORPORATION, INC.

/s/ R. B. CAVANAUGH
By:	R. B. Cavanaugh
Executive Vice President and
Chief Financial Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ A. QUESTROM A. Questrom	Chairman of the Board and Chief Executive Officer, Director	December 9, 2002

/s/ R. B. CAVANAUGH R. B. Cavanaugh	Executive Vice President and Chief Financial Officer (principal financial officer), Director	December 9, 2002

/s/ W. J. ALCORN W. J. Alcorn	Senior Vice President, Controller and Chief Purchasing Officer (principal accounting officer)	December 9, 2002

/s/ C. R. LOTTER C. R. Lotter	Executive Vice President, Secretary and General Counsel, Director	December 9, 2002

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 9, 2002.

J. C. PENNEY COMPANY, INC

/s/ R. B. CAVANAUGH
By:	R. B. Cavanaugh
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

A. QUESTROM* A. Questrom	Chairman of the Board and Chief Executive Officer, Director	December 9, 2002

/s/ R. B. CAVANAUGH R. B. Cavanaugh	Executive Vice President and Chief Financial Officer (principal financial officer)	December 9, 2002

W. J. ALCORN* W. J. Alcorn	Senior Vice President and Controller (principal financial officer)	December 9, 2002

M. A. BURNS M. A. Burns	Director	December 9, 2002

T. J. ENGIBOUS* T. J. Engibous	Director	December 9, 2002

K. B. FOSTER* K. B. Foster	Director	December 9, 2002

V. E. JORDAN, JR.* V. E. Jordan, Jr.	Director	December 9, 2002

J. C. Pfeiffer	Director	———— —, 2002

A. W. Richards.* A. W. Richards.	Director	December 9, 2002

L. H. ROBERTS * L. H. Roberts	Director	December 9, 2002

C. S. SANFORD, JR.* C. S. Sanford, Jr.	Director	December 9, 2002

R. G. TURNER* R. G. Turner	Director	December 9, 2002

*By: /s/ R. B. CAVANAUGH R. B. Cavanaugh Attorney-in-Fact

Copies of powers of attorney authorizing W. J. Alcorn, R. B. Cavanaugh, M. P. Dastague, and C. R. Lotter, and each of them, to sign this registration statement on behalf of the above named directors and officers, are being filed with the Securities and Exchange Commission simultaneously herewith.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1(a)	Restated Certificate of Incorporation of J. C. Penney Corporation, Inc.*

3.1(b)	Restated Certificate of Incorporation of J. C. Penney Company, Inc. (incorporated by reference to Exhibit 3(i) to the Report on Form 8-K of J. C. Penney Company, Inc. dated January 27, 2002)

3.2(a)
Amended Bylaws of J. C. Penney Corporation, Inc. (incorporated by reference to Exhibit 3(ii) to the Annual Report on Form 10-K of the Corporation, Commission File No. 1-777, for the 52-week period ended January 27, 2001)

3.2(b)	Bylaws of J. C. Penney Company, Inc. (incorporated by reference to Exhibit 3(ii) to the Report on Form 8-K of J. C. Penney Company, Inc. dated January 27, 2002)

4.1(a)
Indenture, dated as of April 1, 1994, among J. C. Penney Corporation, Inc. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 9(a) to the Registration Statement on Form S-3, SEC File No. 33-53275

4.1(b)	First Supplemental Indenture dated January 27, 2002 (incorporated by reference to Exhibit 4(p) to J. C. Penney Company, Inc.’s Annual Report on Form 10-K for the 52-week period ended January 26, 2002

4.1(c)	Second Supplemental Indenture dated July 26, 2002 (incorporated by reference to Exhibit 4 to J. C. Penney Company, Inc.’s Quarterly Report on Form 10-Q for the 26-week ended July 27, 2002)

4.2	Registration Rights Agreement dated as of July 26, 2002, among J. C. Penney Corporation, Inc., J. C. Penney Company, Inc., Salomon Smith Barney Inc., Fleet Securities, Inc. and Wachovia Securities*

4.3	Form of 9.000% Note Due 2012 (included in Exhibit 4.1(c))*

5	Opinion of C. R. Lotter**

21	Subsidiaries of J. C. Penney Corporation, Inc. (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K of J. C. Penney Company, Inc. for the fiscal year ended January 26, 2002)

23.1	Consent of Charles R. Lotter (included in Exhibit 5)**

23.2	Consent of KPMG LLP, Independent Auditors**

24	Power of Attorney for the Directors and Officers of J. C. Penney Company, Inc.*

25	Statement of Eligibility of Trustee on Form T-1*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Clients*

99.4	Form of Letter to Registered Holders and DTC Participants*

*	Previously filed.
**	Filed herewith.